AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1997

                                                REGISTRATION NO. 333-38627
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            HELLER FINANCIAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
         DELAWARE                    610                     36-1208070
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF        INDUSTRIAL CODE NUMBER)      IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)
        500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661, (312) 441-7000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             DEBRA H. SNIDER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            HELLER FINANCIAL, INC.
        500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661, (312) 441-7000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
                            LAWRENCE D. LEVIN, ESQ.
                              MARK D. WOOD, ESQ.
                             KATTEN MUCHIN & ZAVIS
                      525 WEST MONROE STREET, SUITE 1600
                            CHICAGO, ILLINOIS 60661
                                (312) 902-5200
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering: [_]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
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


PROSPECTUS

 LOGO                       HELLER FINANCIAL, INC.

                               OFFER TO EXCHANGE

      FIXED RATE NONCUMULATIVE PERPETUAL SENIOR PREFERRED STOCK, SERIES C
FOR ALL OUTSTANDING FIXED RATE NONCUMULATIVE PERPETUAL SENIOR PREFERRED STOCK,
                                   SERIES B

                               ----------------

  Heller Financial, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with the Prospectus, the "Exchange Offer"), to exchange up to 1,500,000 shares of its Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, liquidation preference $100.00 per share (the "Exchange Preferred Stock"), for up to 1,500,000 shares of its outstanding Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series B, liquidation preference $100.00 per share (the "Original Preferred Stock"). The terms of the Exchange Preferred Stock are substantially the same in all material respects as those of the Original Preferred Stock, except that the Exchange Preferred Stock will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer under the Securities Act and will not contain provisions regarding minimum unit size, the payment of Additional Dividends (as defined herein) or registration rights. The Exchange Preferred Stock will be issued pursuant to, and entitled to the benefits of, a Certificate of Designation, Preferences and Rights (the "New Certificate of Designation") which shall be substantially similar in all material respects to the Certificate of Designation, Preferences and Rights governing the Original Preferred Stock (the "Original Certificate of Designation"). See "The Exchange Offer" and "Description of the Exchange Preferred Stock."

  Dividends on the Exchange Preferred Stock will be noncumulative and, if declared, will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 1998. If dividends are declared for the period from and including November 15, 1997 through and including February 14, 1998, holders of the Exchange Preferred Stock will receive dividends on February 15, 1998 from the date of initial issuance of the Exchange Preferred Stock, plus an amount equal to the declared and accrued, but unpaid, dividends on the Original Preferred Stock to the date of exchange thereof. Dividends on the Exchange Preferred Stock will be payable at a rate of 6.687% of the liquidation preference thereof, or $6.687 per share, per annum. The amount of dividends payable in respect of the Exchange Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction. See "Description of the Exchange Preferred Stock--Dividends." Dividends declared on the Original Preferred Stock accepted for exchange will cease to accrue upon issuance of the Exchange Preferred Stock in exchange therefor.

  The Exchange Preferred Stock is not redeemable prior to August 15, 2007, except as stated herein. After such date, the Exchange Preferred Stock is redeemable, in whole or in part, at the option of the Company, at $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends thereon for the then-current dividend period to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The Exchange Preferred Stock will not be entitled to the benefit of any sinking fund. See "Description of the Exchange Preferred Stock--Redemption."

  The Exchange Preferred Stock will initially only be represented by global securities in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC"). Beneficial interests in the Exchange Preferred Stock will be shown on and transfers thereof will be effected through records maintained by DTC and its participants. Beneficial interests in the Exchange Preferred Stock will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. See "Book-Entry Issuance."

  The Company will accept for exchange any and all shares of Original Preferred Stock which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on January 9, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). The Expiration Date will not in any event be extended to a date later than June 8, 1998 (150 days after the initial Expiration Date). Tenders of Original Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Preferred Stock with respect to the Exchange Offer, the Company will promptly return the Original Preferred Stock to the holders thereof. The Exchange Offer is not conditioned upon any minimum aggregate number of shares of Original Preferred Stock being tendered for exchange, but is otherwise subject to certain customary conditions.

                                                  (Continued on following page)
                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR ANY
   STATE  SECURITIES COMMISSION  PASSED UPON  THE ACCURACY  OR ADEQUACY  OF
     THIS PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS A CRIMINAL
      OFFENSE.

             The date of this Prospectus is December 10, 1997

(Continued from previous page)

                               ----------------

  The Exchange Preferred Stock is being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of June 11, 1997 (the "Registration Rights Agreement") by and among the Company and Lehman Brothers, Inc., Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchasers (the "Initial Purchasers") with respect to the initial sale of the Original Preferred Stock. Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for the Original Preferred Stock may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the Exchange Preferred Stock is acquired in the ordinary course of such holder's business and such holder is not engaged, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such Exchange Preferred Stock. Notwithstanding the foregoing, each broker-dealer that receives Exchange Preferred Stock in exchange for Original Preferred Stock acquired for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Preferred Stock. The Letter of Transmittal states that a broker-dealer will not, by so acknowledging and by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer to satisfy such prospectus delivery requirements in connection with resales of Exchange Preferred Stock. The Company has agreed that, for a period of 180 days after the Registration Statement of which this Prospectus is a part is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Original Preferred Stock Registration Rights" and "Plan of Distribution."

  Prior to the Exchange Offer, there has been no public market for the Exchange Preferred Stock. The Company does not currently intend to list the Exchange Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. Although the Initial Purchasers have advised the Company that they intend to make a market in the Exchange Preferred Stock, they are not obligated to do so, such market making may be interrupted or discontinued without notice, and there can be no assurance as to the development or liquidity of any public market for the Exchange Preferred Stock, the ability of holders to sell the Exchange Preferred Stock, or the price at which holders will be able to sell the Exchange Preferred Stock. Future trading prices of the Exchange Preferred Stock will depend on many factors, including among other things, prevailing dividend rates, the Company's operating results and the market for similar securities.

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses incurred by it incident to the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  Holders of Original Preferred Stock not tendered and accepted in the Exchange Offer will continue to hold such Original Preferred Stock and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Original Certificate of Designation. Original Preferred Stock not tendered and accepted in the Exchange Offer will continue to bear legends restricting their transfer under the Securities Act and their holders will not retain any rights under the Registration Rights Agreement.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM HELLER FINANCIAL, INC., 500 WEST MONROE STREET, CHICAGO, ILLINOIS 60661,
ATTENTION: TREASURER (312/441-7000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY 5 BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to herein as the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Preferred Stock being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to each copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which existing securities of the Company are listed. Copies of reports, proxy and information statements and other information regarding registrants that file electronically (including the Company) are available on the Commission's Web Site at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part of this Prospectus.

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (2) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (3) The Company's Current Reports on Form 8-K dated January 27, 1997, April 3, 1997, April 22, 1997, July 24, 1997, October 22, 1997, November 6,
  1997, November 19, 1997 and November 20, 1997.

  All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date on which the Exchange Offer is consummated shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to: Treasurer, Heller Financial, Inc., 500 West Monroe Street, Chicago, Illinois 60661 (telephone (312) 441-7000).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus or incorporated herein by reference. Unless the context indicates otherwise, references to the Company in this Prospectus include Heller Financial, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

GENERAL

  The Company is a diversified financial services company which provides a broad array of commercial financial products and services primarily to middle-market companies in the United States and internationally. The Company provides its products and services through five product categories: (i) asset based finance, (ii) cash flow lending, (iii) real estate finance, (iv) international asset based finance and factoring and (v) specialized finance. The middle-market segment served includes entities primarily in the manufacturing and service sectors with annual sales in the range of $15 million to $200 million and in the real estate sector with property values generally in the range of $5 million to $40 million.

  The Company's emphasis has been to grow the lower risk asset based finance businesses, maintain significant franchises in corporate finance and real estate finance and continue to grow its international asset based lending businesses. The asset based businesses have developed to become the largest product category in assets and revenues. Earnings quality has been strengthened through the growth in the asset based businesses which provide more consistent revenue streams and produce lower and less volatile credit quality costs. The Company manages asset quality through the use of disciplined underwriting standards and aggressive account management techniques. The underwriting standards and credit disciplines employed on the post-1990 corporate finance and real estate finance portfolios have resulted in strong credit quality for these portfolios. In addition, the Company continues to significantly reduce its pre-1990 corporate finance and real estate finance portfolios. The Company has maintained a conservative capital structure with substantial equity, low leverage and moderate reliance for funding on the commercial paper market.

OWNERSHIP

  All of the outstanding Common Stock of the Company is owned by Heller International Corporation (the "Parent"), a wholly-owned subsidiary of The Fuji Bank, Limited ("Fuji Bank"), headquartered in Tokyo, Japan. Fuji Bank also directly owns 21% of the outstanding shares of Heller International Group, Inc. ("Heller International"), a consolidated subsidiary of the Company engaged in international factoring and asset based financing activities. Fuji Bank is one of the largest banks in the world, with total deposits of approximately $311.4 billion at March 31, 1997.

KEEP WELL AGREEMENT

  The Company entered into a Keep Well Agreement (as amended from time to time, the "Keep Well Agreement") with Fuji Bank on April 23, 1983 in order to assist the Company in maintaining its credit rating. The Keep Well Agreement was amended and supplemented on January 26, 1984, in connection with the consummation of the purchase of the Company by Fuji Bank, and has been amended since that date from time to time. Most recently, on June 17, 1997, the Keep Well Agreement was amended in connection with the Company's offering of Original Preferred Stock. The Keep Well Agreement shall not be terminated prior to the date (the "Termination Date") which is the earlier of (i) December 31, 2007 and (ii) the date on which the Company has received written certifications from Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P") that, upon termination of the Keep Well Agreement, the ratings on the Company's senior unsecured indebtedness without the support provided by the Keep Well Agreement will be no lower than such ratings with the support of the Keep Well Agreement, but in no event shall the Termination Date be earlier than December 31, 2002. After the Termination Date, either Fuji Bank or the Company may terminate the Keep Well Agreement upon 30 business days' prior written notice, except as set forth below. So long as the 8 1/8% Cumulative Perpetual Senior Preferred Stock, Series A, $.01 par value ("Series A Preferred Stock"), is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon termination the Series A Preferred Stock will be rated by them no lower than "a3" and "A-," respectively. In addition, so long as the Original Preferred Stock or Exchange Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon termination the Original Preferred Stock or Exchange Preferred Stock, as the case may be (or both the Original Preferred Stock and Exchange Preferred Stock if shares of both are then outstanding), will be rated no lower than "baa1" and "BBB" by Moody's and S&P, respectively. The Keep Well Agreement provides that Fuji Bank will maintain the Company's net worth at $500 million through the purchase of sufficient shares of a new series of Junior Preferred Stock (as defined herein) of the Company and, if necessary, will provide loans of up to $500 million to maintain the Company's liquidity. No purchases of Junior Preferred Stock or loans have been made by Fuji Bank under the Keep Well Agreement. For further discussion of the Keep Well Agreement, see "The Company--Keep Well Agreement with Fuji Bank."

                             SUMMARY FINANCIAL DATA

                                    FOR THE NINE MONTHS    FOR THE YEAR ENDED
                                    ENDED SEPTEMBER 30,       DECEMBER 31,
                                    ------------------- ------------------------
                                      1997      1996    1996 1995 1994 1993 1992
                                    --------- --------- ---- ---- ---- ---- ----
                                        (UNAUDITED)      (DOLLARS IN MILLIONS)
Income Statement Data:
 Net interest income..............  $     303 $     264 $355 $387 $366 $356 $339
 Operating revenues...............        533       384  533  620  557  517  466
 Operating expenses...............        243       177  247  216  195  174  169
 Provision for losses.............        104        61  103  223  188  210  252
 Income before income taxes,
  minority interest and change in
  accounting principle............        186       146  183  181  174  133   45
 Net income.......................        123       104  133  125  118  117   88
 Common dividends paid............         42        36   56   52   20  --   --

                                                         DECEMBER 31,
                                SEPTEMBER 30, ----------------------------------
                                    1997       1996   1995   1994   1993   1992
                                ------------- ------ ------ ------ ------ ------
                                 (UNAUDITED)        (DOLLARS IN MILLIONS)
Balance Sheet Data:
 Receivables..................     $10,357    $8,529 $8,085 $7,616 $7,062 $7,465
 Allowance for losses of
  receivables.................         255       225    229    231    221    224
 Total assets.................      11,945     9,926  9,638  8,476  7,913  7,952
 Total debt...................       8,717     7,506  7,368  6,381  5,949  6,168
 Total liabilities............      10,222     8,402  8,208  7,107  6,625  6,777
 Total stockholders' equity...       1,664     1,467  1,384  1,330  1,253  1,144
 Ratio of earnings to combined
  fixed
  charges and preferred stock
  dividends(1)................       1.43x     1.35x  1.34x  1.44x  1.43x  1.14x

--------
(1) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges plus preferred stock dividends.

                               THE EXCHANGE OFFER

The Original Preferred      The Original Preferred Stock was sold by the
 Stock....................  Company on June 17, 1997 to Lehman Brothers Inc.,
                            Chase Securities Inc. and Merrill Lynch, Pierce,
                            Fenner & Smith Incorporated (the "Initial
                            Purchasers") pursuant to a Purchase Agreement, dated as of June 11, 1997 (the "Purchase
                            Agreement"). The Initial Purchasers subsequently resold the Original Preferred Stock to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights         Pursuant to the Purchase Agreement, the Company and
 Agreement................  the Initial Purchasers entered into a Registration
                            Rights Agreement, dated as of June 11, 1997 (the
                            "Registration Rights Agreement"), which grants the holders of the Original Preferred Stock certain exchange and registration rights. The Exchange
                            Offer is being made pursuant to the Registration
                            Rights Agreement, and such exchange rights terminate upon the consummation of the Exchange
                            Offer. The Company has agreed to use its reasonable best efforts to cause the Registration Statement of which this Prospectus is a part to become effective under the Securities Act by December 14, 1997. See
                            "Original Preferred Stock Registration Rights."

The Exchange Offer........  The Company is offering to exchange one share of
                            Exchange Preferred Stock for each share of its Original Preferred Stock that is validly tendered and accepted. The Company will issue the Exchange Preferred Stock on or promptly following the Expiration Date (as defined below). There are currently outstanding 1,500,000 shares of Original Preferred Stock. See "The Exchange Offer."

Expiration Date...........
                            The Exchange Offer will expire at 5:00 p.m., New York City time, on January 9, 1997 (the "Expiration Date"), unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended by the Company. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Conditions to the
 Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate number of shares of Original Preferred Stock being tendered or accepted for exchange. No vote of the Company's security holders is required to effect the Exchange Offer and no such vote (or proxy therefor) is being sought hereby. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 Original Preferred
 Stock....................
                            Each holder of Original Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Original Preferred Stock and any other required documentation to the

                            Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any Exchange Preferred Stock acquired by it pursuant to the Exchange Offer will be obtained in the ordinary course of its business, (ii) it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such Exchange Preferred Stock and (iii) it is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Each broker-dealer that receives Exchange Preferred Stock for its own account in exchange for Original Preferred Stock, where such Original Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Original Preferred Stock acquired directly from the Company), may participate in the Exchange Offer, but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Preferred Stock. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Preferred Stock or who is a broker-dealer who purchased Original Preferred Stock from the Company to resell pursuant to Rule 144A under the Securities Act (i) cannot rely on the interpretation of the staff of the Commission set forth in the above-mentioned no-action letters,
                            (ii) will not be entitled to tender Original
                            Preferred Stock and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements. The Letter of Transmittal states that a broker-dealer will not, by so acknowledging and by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners .......
                            Any beneficial owner whose Original Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Original Preferred Stock in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Original Preferred Stock, either make appropriate arrangements to register ownership of the Original Preferred Stock in such beneficial owner's name or obtain a properly completed stock power from the registered holder. Any such transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery         Holders of Preferred Stock who wish to tender their
 Procedures ..............  Original Preferred Stock and whose Original
                            Preferred Stock is not immediately available or who cannot deliver their Original Preferred Stock, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Original Preferred Stock according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                            Procedures."

Withdrawal Rights.........  The tender of Original Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original
 Preferred Stock and
 Delivery of Exchange
 Preferred Stock..........
                            The Company will accept for exchange any and all Original Preferred Stock which is properly tendered in the Exchange Offer and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly on or following the Expiration Date. See "Exchange Offer--Terms of the Exchange Offer." Any Original Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Consequences of Failure
 to Exchange..............
                            The Original Preferred Stock that is not exchanged pursuant to the Exchange Offer will remain outstanding and continue to accrue dividends (if declared) and will also continue to bear legends restricting their transfer under the Securities Act. Accordingly, such Original Preferred Stock may be resold only (i) to the Company, (ii) to "qualified institutional buyers" within the meaning of Rule 144A of the Securities Act pursuant to Rule 144A, (iii) to institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act, (iv) outside the United States to a non-U.S. person pursuant to the requirements of Regulation S under the Securities Act, (v) pursuant to an effective registration statement under the Securities Act, or (vi) pursuant to any other available exemption from the registration requirements under the Securities Act. Upon the Company's acceptance of all validly tendered Original Preferred Stock pursuant to the Exchange Offer, any remaining holders of the Original Preferred Stock will be entitled to all the rights, and subject to all the limitations, applicable thereto under the Original Certificate of Designation, but will have no right to receive Additional Dividends thereunder nor any further registration rights under the Registration Rights Agreement. The liquidity of the market for such Original Preferred Stock could be adversely affected. See "Exchange Offer--Consequences of Failure to Exchange."

Certain Federal Income
 Tax Considerations.......
                            For a discussion of certain federal income tax considerations relating to the exchange of the Exchange Preferred Stock for the Original Preferred Stock, see "Certain Federal Income Tax Considerations Relating to the Exchange Offer."

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange of Original Preferred Stock pursuant to the Exchange Offer.

Exchange Agent............  BankBoston, N.A. is serving as the Exchange Agent in connection with the Exchange Offer. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

                          THE EXCHANGE PREFERRED STOCK

Exchange Preferred Stock..  Up to 1,500,000 shares of Fixed Rate Noncumulative
                            Perpetual Senior Preferred Stock, Series C, are being offered pursuant to the Exchange Offer. The form and terms of the Exchange Preferred Stock are substantially the same in all material respects as the form and terms of the Original Preferred Stock for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Preferred Stock will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer under the Securities Act and will not contain provisions regarding minimum unit size, the payment of Additional Dividends or registration rights.

Dividends on the Exchange
 Preferred Stock..........
                            Cash dividends on the Exchange Preferred Stock will be noncumulative and, if declared, will be payable quarterly on February 15, May 15, August 15 and November 15 of each year at a rate of 6.687% of the liquidation preference thereof, or $6.687 per share, per annum. If dividends are declared for the period from and including November 15, 1997 through and including February 14, 1998, holders of the Exchange Preferred Stock will receive dividends on February 15, 1998 from the date of initial issuance of the Exchange Preferred Stock, plus an amount equal to the declared and accrued, but unpaid, dividends on the Original Preferred Stock to the date of exchange thereof. Dividends declared on the Original Preferred Stock accepted for exchange will cease to accrue upon issuance of the Exchange Preferred Stock in exchange therefor. The amount of dividends payable in respect of the Exchange Preferred Stock will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction. See "Description of the Exchange Preferred Stock--Dividends."

Ranking...................  The Exchange Preferred Stock will constitute a separate series, consisting of 1,500,000 shares, of the Company's senior preferred stock $.01 par value per share ("Senior Preferred Stock"). The Exchange Preferred Stock will, on the date of original issue, rank on a parity in all respects with each other outstanding series of Senior Preferred Stock and will rank senior in all respects to the Company's common stock, $0.25 par value per share ("Common Stock"). No shares of the Company's preferred stock, no par value per share ("Junior Preferred Stock"), are currently outstanding nor are expected to be outstanding upon consummation of this offering. See "Description of the Exchange Preferred Stock--General."

Liquidation Preference....  The Exchange Preferred Stock will be entitled to a liquidation preference of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period to the date of final distribution (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), that is senior to payments to holders of the Common Stock, the Junior Preferred Stock or any other class or series of stock of the Company ranking junior to the Exchange Preferred Stock and pari passu with payments to holders of each other series of Senior Preferred Stock outstanding on the date of original issue of the Exchange Preferred Stock. See "Description of the Exchange Preferred Stock-- Liquidation Rights."

Voting Rights.............  Except as indicated in "Description of the Exchange
                            Preferred Stock--Voting Rights" or expressly required by applicable law, the holders of the Exchange Preferred Stock will not be entitled to vote.

Redemption................  The Exchange Preferred Stock is not redeemable prior to August 15, 2007, except as stated herein. On and after such date, the Exchange Preferred Stock is redeemable, in whole or in part, at the option of the Company, at $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The Exchange Preferred Stock will not be entitled to the benefit of any sinking fund. See "Description of the New Securities-- Redemption."

Absence of Market for the
 Exchange Preferred
 Stock....................
                            The Exchange Preferred Stock will be a new issue of securities for which, prior to the Exchange Offer, there has been no public market. The Company does not currently intend to list the Exchange Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the Exchange Preferred Stock, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any public market for the Exchange Preferred Stock. If an active market does not develop, the market price and liquidity of the Exchange Preferred Stock may be adversely affected.

                  SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

  This Prospectus contains and the documents incorporated by reference herein contain or will contain certain "forward-looking statements" (as defined in Section 27A of the Securities Act) that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Wherever possible, the Company has identified these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects" and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following:
(1) the results of the Company's efforts to implement its business strategy;
(2) the effect of economic conditions and the performance of borrowers; (3) actions of the Company's competitors and the Company's ability to respond to such actions; (4) the cost of the Company's capital, which depends in part on the Company's portfolio quality, ratings, prospects and outlook; and (5) changes in governmental regulations, tax rates and similar matters. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

GENERAL

  Heller Financial, Inc. (the "Company") was incorporated in 1919 under the laws of the State of Delaware and is engaged in various aspects of the commercial finance business. The Company and its consolidated subsidiaries employ approximately 2,300 people. The Company's executive offices are located at 500 West Monroe Street, Chicago, Illinois 60661 (telephone: (312) 441-
7000). Unless the context indicates otherwise, references to the Company include Heller Financial, Inc. and its consolidated subsidiaries.

  The Company is a diversified financial services company which provides a broad array of commercial financial products and services primarily to middle-market companies in the United States and internationally. The Company provides its products and services through five product categories: (i) asset based finance, (ii) cash flow lending, (iii) real estate finance, (iv) international asset based finance and factoring and (v) specialized finance. The middle-market segment served includes entities primarily in the manufacturing and service sectors with annual sales in the range of $15 million to $200 million and in the real estate sector with property values generally in the range of $5 million to $40 million.

  The Company's emphasis has been to grow the lower risk asset based finance businesses, maintain significant franchises in corporate finance and real estate finance and continue to grow its international asset based lending businesses. The asset based businesses have developed to become the largest product category in assets and revenues. Earnings quality has been strengthened through the growth in the asset based businesses, which provide more consistent revenue streams and produce lower and less volatile credit quality costs. The Company manages asset quality through the use of disciplined underwriting standards and aggressive account management techniques. The underwriting standards and credit disciplines employed on the post-1990 corporate finance and real estate finance portfolios have resulted in strong credit quality for these portfolios. In addition, the Company continues to significantly reduce its pre-1990 corporate finance and real estate finance portfolios. The Company has maintained a conservative capital structure with substantial equity, low leverage and moderate reliance for funding on the commercial paper market.

PRODUCT CATEGORIES

  The Company offers a wide range of financial products and services to its customers through five product categories.

 Asset Based Finance

  Asset based financing is offered by six distinct product groups: Heller Current Asset Management ("Current Asset Management"), Heller Business Credit ("Business Credit"), Heller Equipment Finance and Leasing ("Equipment Finance and Leasing"), Heller Vendor Finance ("Vendor Finance"), Heller First Capital ("First Capital") and Heller Sales Finance ("Sales Finance").

  Current Asset Management provides working capital financing, receivables management and credit protection to companies in a broad range of industries. Current Asset Management is the fourth largest domestic factor in the United States and is the Company's oldest business with over 50 years of operations. The group offers factoring services to over 600 clients and 80,000 customers primarily in the apparel, textile, houseware, transportation, and home furnishings industries. In return for a commission, the group purchases the client's accounts receivables and provides collection, credit protection and management information services. Working capital is provided by advancing on a formula basis a percentage of the purchase price of the client's factored accounts receivables. Current Asset Management also provides advances against inventory on a formula basis.

  Business Credit provides asset based working capital and term financing to middle market companies for refinancings, recapitalizations, acquisitions, seasonal borrowing, debtor-in-possession (DIP) and post-DIP transactions through senior loans secured primarily by accounts receivables and inventory. The group provides financing to manufacturers, retailers, wholesalers, distributors, exporters and service firms. The group also serves as co-lender or participant in transactions agented by other asset based lenders. Revolving credit facilities and term loans are generally cross-collateralized. The Company protects its position against deterioration of a borrower's performance by using established advance rates against eligible collateral. Transaction sizes range from $5 million to $75 million, and the group utilizes syndication capabilities to lower the average retained transaction size to approximately $20 million in commitments and $10 million in fundings.

  Equipment Finance and Leasing is comprised of four direct origination finance divisions: Heller Commercial Equipment Finance ("Commercial Equipment Finance"), Heller Aircraft Finance ("Aircraft Finance"), Heller Public Finance ("Public Finance") and Heller Industrial Equipment Finance ("Industrial Equipment Finance"). Commercial Equipment Finance provides leasing and financing programs to a diverse group of middle market companies collateralized by equipment for expansion, replacement or modernization or to refinance existing equipment obligations. Typically, the equipment is essential to the operations of the borrower, and the amount financed is generally not a substantial part of the borrower's capital structure. Commercial Equipment Finance serves various markets including transportation, supermarket, manufacturing, energy, restaurant and food processing. Transaction sizes generally range from $500,000 to $15 million with terms ranging from three to ten years and an average transaction size in 1996 of approximately $4 million. Aircraft Finance offers financing for commercial aircraft and aircraft engines through operating leases and senior and junior secured loans. Transaction sizes range from $5 million to $40 million, with terms ranging from five to 15 years and an average transaction size in 1996 of approximately $13 million. During 1996, the Company formed Public Finance to provide equipment and project/facility financing to state and local governments and Industrial Equipment Finance to provide collateral based equipment financing to smaller middle market companies in the machine tool, construction, printing and trucking industries. The targeted average transaction size is approximately $2 million for Public Finance and less than $1 million for Industrial Equipment Finance.

  Vendor Finance provides customized equipment leasing and financing programs to manufacturers and distributors of a wide variety of commercial, industrial and technology based products. These services, offered through approximately 75 programs with manufacturers and vendors, are established to finance sales to end users. Transactions under these programs generally have partial or in some cases full recourse to the vendor. The group serves the financing needs of the machining, graphic arts, information technology, energy management, healthcare, communication, and food processing markets. Transaction sizes range from $50,000 to approximately $3 million with an average transaction size in 1996 of approximately $150,000. The group also provides capital to independent finance and leasing companies.

  First Capital provides long-term financing to independent small businesses and franchises under the United States Small Business Administration ("SBA") loan programs. First Capital is one of the largest participants in the SBA's 7(A) loan program under which up to 80% of each loan is guaranteed by the SBA. The Company also makes loans under the SBA's 504 program. These loans are senior to an accompanying SBA loan and have an average loan to collateral value of 50%. First Capital's SBA 7(A) and 504 loans include financing for real estate acquisition, refinancing or construction financing, equipment or business acquisition, permanent working capital for expansion efforts and debt consolidation. The guaranteed portions of the SBA 7(A) loans are sometimes sold in the secondary market, with servicing rights retained by First Capital. Transaction sizes generally range from $50,000 to $2 million, with an average transaction size in 1996 of approximately $400,000.

  Sales Finance provides financing primarily through senior lines and, to a lesser extent, subordinated debt to originators of consumer receivables. Financing is primarily provided for vacation ownership, home equity and improvement, non-prime auto, security alarm monitoring contracts and municipal tax liens. Sales Finance is a major capital source in the United States in the vacation ownership industry. Transaction sizes generally range from $3 million to $25 million, with an average transaction size in 1996 of approximately $7 million.

 Cash Flow Lending

  Heller Corporate Finance ("Corporate Finance") is a leading provider of middle market financing based on the cash flows underlying a client's business. This lending is generally provided through coordination with private equity sponsors and includes the financing of corporate recapitalizations, refinancings, expansions, acquisitions and buy-outs of publicly and privately held entities in a wide variety of industries. Loans are provided on both a term and revolving basis for periods of up to ten years and are typically collateralized by senior liens on the borrower's stock or assets or both. Transactions may also include some unsecured or subordinated financings or modest non-voting equity investments. The group also serves as co-lender or participant in transactions agented by other asset based lenders. Transaction sizes range from $5 million to $50 million, and the group utilizes syndication capabilities to lower the average retained transaction size to approximately $16 million in commitments and $9 million in fundings for 1996. Corporate Finance also invests in equity funds generally originated by equity sponsors.

 Real Estate Finance

  Heller Real Estate Financial Services ("Real Estate Finance") specializes in providing financing products to real estate owners, investors and developers primarily for the acquisition, refinancing and renovation of commercial income-producing properties in a wide range of property types and geographic areas. The group is one of the nation's largest providers of loans secured by manufactured housing communities and self storage facility property types to be sold in the capital markets through a commercial mortgage securitization. The group also offers financing for discounted loan portfolio acquisitions, single family housing developments, credit sale-leasebacks and to be built properties with credit tenants. The group also holds investments in acquisition, development and construction transactions, as well as certain available for sale debt securities. Loans generally have terms ranging from one to five years and are principally collateralized by first mortgages. Transaction sizes generally range from $1 million to $15 million, with an average transaction size in 1996 of approximately $3 million.

 International Asset Based Finance and Factoring

  Heller International Group, Inc. ("Heller International") offers financial products through commercial finance subsidiaries and joint ventures in 18 countries in Europe, Asia/Pacific and Latin America. The joint ventures and subsidiaries primarily provide factoring, asset based financing and receivables management services, and also make loans for acquisition financing, leasing, vendor finance and/or trade finance programs, primarily to small and mid-sized businesses outside the United States. Heller International also makes modest investments in international equity funds.

  On April 2, 1997, Heller International purchased the interest of its joint venture partner in Factofrance Heller S.A. ("Factofrance") for $174 million. As a result, Heller International increased its ownership interest in Factofrance from 48.8% to 97.6%. Heller International has held an interest in Factofrance for over 30 years, using the equity method of accounting for its previous ownership position. Factofrance, founded in 1965, is the leading factoring company in the French marketplace. Factofrance is headquartered in Paris and has seven regional sales offices covering local markets.

 Specialized Finance

  Heller Project Finance, formerly known as Project Investment and Advisory Division, consists of transactions in project finance offering financing to independent power producers and industrial projects in the oil and gas, coal, mining, paper and environmental industries. Financing is provided in the form of senior and junior secured loans and equity investments. Transaction sizes generally range from $5 million to $25 million, and terms range from seven to 15 years.

SYNDICATION, SECURITIZATION AND LOAN SALE ACTIVITIES

  A key element of the Company maintaining strong asset quality is its focus on managing exposure to individual credits and industry concentrations. A major part of the effort is syndicating loans or selling participations to control the concentration of credit risk. The Company has established syndication programs in most of its businesses, with receivable syndications and participations totaling $453 million during 1996. In addition, Real Estate Finance originates loans to manufactured housing communities, self storage facilities and multi-tenant industrial property types, which may be sold as whole loans or in the capital markets through a commercial mortgage securitization. Other business groups also originate receivables which may be sold as whole loans or through a securitization to take advantage of market pricing and to reduce concentrations of credit risk. During 1996, the Company had loan sales totaling $304 million. Through September 30, 1997, the Company sold through securitization $268 million of loans and leases originated in its Equipment Finance and Leasing and Vendor Finance businesses and $505 million of mortgage loans originated in its Real Estate Finance Business.

OWNERSHIP

  All of the outstanding Common Stock of the Company is owned by Heller International Corporation (the "Parent"), a wholly-owned subsidiary of The Fuji Bank, Limited ("Fuji Bank"), headquartered in Tokyo, Japan. Fuji Bank also directly owns 21% of the outstanding shares of Heller International, a consolidated subsidiary of the Company engaged in international factoring and asset based financing activities. Fuji Bank is one of the largest banks in the world, with total deposits of approximately $311.4 billion at March 31, 1997. For a discussion of the Keep Well Agreement between Fuji Bank and the Company, see "Keep Well Agreement with Fuji Bank" below.

  The following table summarizes selected financial data obtained from Fuji Bank's most recent available financial statements, as prepared in accordance with accounting principles generally accepted in Japan, which differ from generally accepted accounting principles in the United States.

                            THE FUJI BANK, LIMITED
                      (CONSOLIDATED FINANCIAL STATEMENTS)

                                       YEAR ENDED MARCH 31,
                         --------------------------------------------------
                                   1997                     1996
                         ------------------------ -------------------------
                              YEN       DOLLARS*       YEN        DOLLARS*
                          (BILLIONS)   (MILLIONS)  (BILLIONS)    (MILLIONS)
                         ------------- ---------- -------------  ----------
Total Assets............ (Yen)56,211.2 $452,950.5 (Yen)54,401.4  $511,531.8
Total Deposits..........      38,649.5  311,438.2      37,280.4   350,544.2
Total Liabilities.......      54,276.8  437,363.5      52,764.8   496,142.9
Total Stockholders' Eq-
 uity...................       1,934.3   15,587.0       1,636.1    15,388.9
Net Income..............         109.0      878.7        (325.4)   (3,059.9)

--------

*Rates of Exchange: 3/31/97 (Yen) 124.10 = U.S. $1.00


                3/31/96 (Yen) 106.35 = U.S. $1.00

  If the financial statements from which the numbers in the foregoing table were taken had been prepared in accordance with accounting principles generally accepted in the United States, some of the amounts shown might have been materially different. The Company currently understands that accounting principles generally accepted in Japan differ from generally accepted accounting principles in the United States in various areas, including the following: valuation of securities; accounting treatment of guarantees, commitments, unearned income, deferred taxes, leases, depreciation, foreign currency transactions and investments in subsidiaries, and creation and maintenance of optional and required reserves.

KEEP WELL AGREEMENT WITH FUJI BANK

  The Company entered into a Keep Well Agreement (as amended from time to time, the "Keep Well Agreement") with Fuji Bank on April 23, 1983 in order to assist the Company in maintaining its credit rating. The Keep Well Agreement was amended and supplemented on January 26, 1984, in connection with the consummation of the purchase of the Company by Fuji Bank and has been amended since that date from time to time. Most recently, on June 17, 1997, the Keep Well Agreement was amended in connection with the Company's offering of its Original Preferred Stock. The Keep Well Agreement shall not be terminated prior to the date (the "Termination Date") which is the earlier of (i) December 31, 2007 and (ii) the date on which the Company has received written certifications from Moody's and S&P that, upon termination of the Keep Well Agreement, the ratings on the Company's senior unsecured indebtedness without the support provided by the Keep Well Agreement will be no lower than such ratings with the support of the Keep Well Agreement, but in no event shall the Termination Date be earlier than December 31, 2002. In addition, the Keep Well Agreement includes certain restrictions on termination relating to the Company's 8 1/8% Cumulative Perpetual Senior Preferred Stock, Series A, $.01 par value ("Series A Preferred Stock"), the Exchange Preferred Stock and the Original Preferred Stock, which restrictions are discussed below.

  The Keep Well Agreement provides that Fuji Bank will maintain the Company's net worth in an amount equal to $500 million. Accordingly, if the Company should determine, at the close of any month, that its net worth is less than $500 million, then Fuji Bank will purchase, or cause one of its subsidiaries to purchase, shares of the Company's NW Preferred Stock, Class B, no par value ("NW Preferred Stock"), in an amount necessary to increase the Company's net worth to $500 million. The NW Preferred Stock is a series of Junior Preferred Stock and, accordingly, if and when issued will rank junior to the Exchange Preferred Stock as to payment of dividends, and in all other respects. If and when the NW Preferred Stock is issued, dividends thereon will be noncumulative and will be payable (if declared) quarterly at a rate per annum equal to 1% over the three-month

London Inter-bank Offered Rate. Such dividends will not be paid during a default in the payment of principal or interest on any of the outstanding indebtedness for money borrowed by the Company. Subject to certain conditions, the NW Preferred Stock will be redeemable, at the option of the holder, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the net worth of the Company as of the end of such calendar quarter over $500 million. See "Description of Existing Preferred Stock--NW Preferred Stock."

  The Keep Well Agreement further provides that if the Company should lack sufficient cash, other liquid assets or credit facilities to meet its payment obligations on its commercial paper, then Fuji Bank will lend the Company up to $500 million (the "Liquidity Commitment"), payable on demand, which the Company may use only for the purpose of meeting such payment obligations. Any such loan by Fuji Bank to the Company (a "Liquidity Advance") will bear interest at a fluctuating interest rate per annum equal to the announced prime commercial lending rate of Morgan Guaranty Trust Company of New York plus 0.25% per annum. Each Liquidity Advance will be repayable on demand at any time after the business day following the 29th day after such Liquidity Advance was made. No repayment of the Liquidity Advance will be made during a period of default in the payment of the Company's senior indebtedness for borrowed money.

  No Liquidity Advances or purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement; other infusions of capital in the Company have been made by the Parent, the last one of which occurred in 1992.

  Under the Keep Well Agreement, the Company has covenanted to maintain, and Fuji Bank has undertaken to assure that the Company will maintain, unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of its commercial paper obligations from time to time outstanding. In addition, under the Keep Well Agreement, neither Fuji Bank nor any of its subsidiaries can sell, pledge or otherwise dispose of shares of Common Stock of the Company, or permit the Company to issue shares of its Common Stock, except to Fuji Bank or a Fuji Bank affiliate.

  Neither Fuji Bank nor the Company is permitted to terminate the Keep Well Agreement for any reason prior to the Termination Date. After the Termination Date, either Fuji Bank or the Company may terminate the Keep Well Agreement upon 30 business days' prior written notice, except as set forth below. So long as the Series A Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon such termination the Series A Preferred Stock will be rated by them no lower than "a3" and "A-1," respectively. Additionally, so long as the Exchange Preferred Stock or Original Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless the Company has received written certifications from Moody's and S&P that upon such termination the Exchange Preferred Stock or Original Preferred Stock, as the case may be (or both the Exchange Preferred Stock and Original Preferred Stock if shares of both are then outstanding), will be rated no lower than "baa1" and "BBB" by Moody's and S&P, respectively. For these purposes, the Series A Preferred Stock, Exchange Preferred Stock or Original Preferred Stock will no longer be deemed outstanding at such time as an effective notice of redemption of all of the Series A Preferred Stock, Exchange Preferred Stock or Original Preferred Stock, as the case may be, shall have been given by the Company and funds sufficient to effectuate such redemption shall have been deposited with the party designated for such purpose in the notice. So long as the Series A Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series A Preferred Stock, then Goldman, Sachs & Co., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. So long as the Series A Preferred Stock is no longer outstanding but the Exchange Preferred Stock or Original Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Exchange Preferred Stock or Original Preferred Stock, as the case may be, then Lehman Brothers Inc., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. Any termination of the Keep Well Agreement by the Company must be consented to by Fuji Bank. Any such termination will not relieve the Company of its obligations in respect of any NW Preferred Stock outstanding on the date of termination or the dividends thereon, any amounts owed in respect of Liquidity Advances on the date of termination or the unpaid principal or interest on those Liquidity Advances or Fuji Bank's fee relating to the Liquidity Commitment. Any such termination will not adversely affect the Company's commercial paper obligations outstanding on the date of termination. The Keep Well Agreement can be modified or amended by a written agreement of Fuji Bank and the Company. However, no such modification or amendment may change the prohibition against termination before the Termination Date or the other restrictions on termination or adversely affect the Company's then-outstanding commercial paper obligations.

  Under the Keep Well Agreement, the Company's commercial paper obligations and any other debt instruments are solely the obligations of the Company. The Keep Well Agreement is not a guarantee by Fuji Bank of the payment of the Company's commercial paper obligations, indebtedness, liabilities or obligations of any kind.

                                 CAPITALIZATION

  The following table sets forth, as of September 30, 1997, (i) the capitalization of the Company and (ii) such capitalization as adjusted to give effect to the issuance of 1,500,000 shares of Exchange Preferred Stock pursuant to the Exchange Offer (assuming all 1,500,000 shares of Original Preferred Stock are validly tendered and accepted by the Company pursuant to the Exchange Offer and subsequently retired by the Company). This table is qualified by, and should be read in conjunction with, the consolidated financial statements of the Company and its subsidiaries, including the related notes thereto, which are included in the documents incorporated by reference into this Prospectus.

                                                            SEPTEMBER 30, 1997
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Senior Debt:
  Commercial paper and short-term borrowings............... $ 4,039   $ 4,039
  Notes and debentures.....................................   4,678     4,678
                                                            -------   -------
    Total debt.............................................   8,717     8,717
Minority interest in equity of Heller International Group,
 Inc.......................................................      59        59
Stockholders' equity:
  Cumulative Perpetual Senior Preferred Stock, Series A,
   $.01 par value, 5,000,000 shares authorized, issued and
   outstanding, actual and as adjusted.....................     125       125
  Fixed Rate Noncumulative Perpetual Senior Preferred
   Stock, Series B, $.01 par value, 1,500,000 shares
   authorized, issued and outstanding, actual; no shares
   authorized, issued and outstanding, as adjusted.........     150       --
  Fixed Rate Noncumulative Perpetual Senior Preferred
   Stock, Series C, $.01 par value, no shares authorized,
   issued and outstanding, actual; 1,500,000 shares
   authorized, issued and outstanding, as adjusted.........     --        150
  Common Stock, $0.25 par value, 1,000 shares authorized,
   105 shares issued and outstanding, actual and as
   adjusted, and additional paid-in capital................     685       685
  Retained earnings........................................     704       704
                                                            -------   -------
    Total stockholders' equity............................. $ 1,664   $ 1,664
                                                            -------   -------
      Total capitalization................................. $10,440   $10,440
                                                            =======   =======

                            SELECTED FINANCIAL DATA

  The following selected financial data of the Company and its consolidated subsidiaries have been derived from information contained in, and should be read in conjunction with, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997. The data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company and its subsidiaries. The data presented below for, and as of the end of, the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods.

                            FOR THE
                          NINE MONTHS
                             ENDED
                         SEPTEMBER 30,     FOR THE YEAR ENDED DECEMBER 31,
                         ---------------  --------------------------------------
                          1997     1996    1996    1995    1994    1993    1992
                         -------  ------  ------  ------  ------  ------  ------
                          (UNAUDITED)
                                       (DOLLARS IN MILLIONS)
Income Statement Data:
 Interest income........ $   679  $  598  $  807  $  851  $  702  $  620  $  634
 Interest expense.......     376     334     452     464     336     264     295
                         -------  ------  ------  ------  ------  ------  ------
   Net interest income..     303     264     355     387     366     356     339
 Fees and other income..     132      49      79     148     117      88      52
 Factoring commissions..      71      40      55      50      53      50      49
 Income of
  international joint
  ventures..............      27      31      44      35      21      23      26
                         -------  ------  ------  ------  ------  ------  ------
   Operating revenues...     533     384     533     620     557     517     466
 Operating expenses.....     243     177     247     216     195     174     169
 Provision for losses...     104      61     103     223     188     210     252
                         -------  ------  ------  ------  ------  ------  ------
   Income before income
    taxes, minority
    interest
    and change in
    accounting
    principle...........     186     146     183     181     174     133      45
 Income tax
  provision/(benefit)...      57      38      43      49      51      11      (5)
 Minority interest in
  income of Heller
  International Group,
  Inc...................       6       4       7       7       5       5       3
                         -------  ------  ------  ------  ------  ------  ------
   Income before change
    in accounting
    principle...........     123     104     133     125     118     117      47
 Cumulative effect of a
  change in accounting
  principle for income
  taxes.................     --      --      --      --      --      --       41
                         -------  ------  ------  ------  ------  ------  ------
   Net income........... $   123  $  104  $  133  $  125  $  118  $  117  $   88
                         =======  ======  ======  ======  ======  ======  ======
   Common dividends
    paid................ $    42  $   36  $   56  $   52  $   20  $  --   $  --
                         =======  ======  ======  ======  ======  ======  ======
                         SEPTEMBER 30,               DECEMBER 31,
                         ---------------  --------------------------------------
                          1997     1996    1996    1995    1994    1993    1992
                         -------  ------  ------  ------  ------  ------  ------
                          (UNAUDITED)
                                       (DOLLARS IN MILLIONS)
Balance Sheet Data:
 Receivables............ $10,357  $8,314  $8,529  $8,085  $7,616  $7,062  $7,465
 Allowance for losses
  of receivables........     255     224     225     229     231     221     224
 Investments............     915     737     805     693     634     370     280
 Investment in
  international joint
  ventures..............     200     244     272     233     174     144     140
                         -------  ------  ------  ------  ------  ------  ------
   Total assets......... $11,945  $9,727  $9,926  $9,638  $8,476  $7,913  $7,952
                         =======  ======  ======  ======  ======  ======  ======
 Senior debt:
   Commercial paper and
    short-term
    borrowings.......... $ 4,039  $2,549  $2,745  $2,223  $2,451  $1,981  $2,422
   Notes and debentures.   4,678   4,837   4,761   5,145   3,930   3,893   3,521
 Junior subordinated
  debt..................     --      --      --      --      --       75     225
                         -------  ------  ------  ------  ------  ------  ------
   Total debt........... $ 8,717  $7,386  $7,506  $7,368  $6,381  $5,949  $6,168
                         =======  ======  ======  ======  ======  ======  ======
 Total liabilities...... $10,222  $8,223  $8,402  $8,208  $7,107  $6,625  $6,777
 Preferred stock........     275     150     150     150     150     150     150
 Common equity..........   1,389   1,300   1,317   1,234   1,180   1,103     994
                         -------  ------  ------  ------  ------  ------  ------
   Total stockholders'
    equity.............. $ 1,664  $1,450  $1,467  $1,384  $1,330  $1,253  $1,144
                         =======  ======  ======  ======  ======  ======  ======
 Ratio of commercial
  paper and short-term
  borrowings to total
  debt..................      46%     35%     37%     30%     38%     33%     39%
                         =======  ======  ======  ======  ======  ======  ======
 Ratio of debt (net of
  short-term
  investments)
  to total
  stockholders' equity..     5.1x    4.8x    5.0x    5.0x    4.7x    4.7x    5.4x
                         =======  ======  ======  ======  ======  ======  ======

  During 1996, the Company continued to make significant progress in strengthening earnings, diversifying assets, strengthening asset quality and maintaining a conservative capital structure. Due to significantly lower credit costs in 1996, the Company achieved a fifth consecutive year of increased net income. The lower risk asset based businesses grew to become the largest product category and source of revenue. The asset based businesses provide the Company with a more balanced portfolio, more consistent revenue streams and reduced volatility of credit quality costs. Asset quality is demonstrated by the strong credit performance of the post-1990 portfolio and the significant reduction in the pre-1990 portfolio. The Company's capital structure remained conservative as evidenced by a debt to equity ratio (net of short-term investments) of five to one. Commercial paper and short-term borrowing as a percentage of total debt remained conservative at 37%.

  During the nine-month period ended September 30, 1997, the Company continued to reduce the pre-1990 portfolio, which decreased by $316 million, or 32%, due to the resolution or run-off of credits. Net income for the nine-month period ended September 30, 1997 increased $19 million, or 18%, from the prior year's comparable period, due to significant growth in operating revenues. As of September 30, 1997, the Company's debt to equity ratio (net of short-term investments) increased slightly to 5.1 to one, from 5.0 to one at December 31, 1996, as the effect of the consolidation of Factofrance was offset by the issuance of the Original Preferred Stock during the second quarter. Commercial paper and short-term borrowings represented 46% of total debt as of September 30, 1997, remaining within the range targeted by the Company to maintain its strong financial position. Of the increase in this percentage from December 31, 1996, 4% was due to the consolidation of Factofrance in the second quarter of 1997.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company and its consolidated subsidiaries for the periods indicated.

                                    FOR THE NINE
                                    MONTHS ENDED   FOR THE YEAR ENDED DECEMBER
                                    SEPTEMBER 30,              31,
                                    ------------- -----------------------------
                                     1997   1996  1996  1995  1994  1993  1992
                                    ------ ------ ----- ----- ----- ----- -----
Ratio of earnings to fixed
 charges(1).......................   1.49x  1.43x 1.40x 1.38x 1.51x 1.49x 1.15x
Ratio of earnings to combined
 fixed charges and preferred stock
 dividends(2).....................   1.43x  1.38x 1.35x 1.34x 1.44x 1.43x 1.14x

--------
(1) The ratio of earnings to fixed charges is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals (approximate portion representing interest).
(2) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income before income taxes, the minority interest in Heller International income and fixed charges by (ii) fixed charges plus preferred stock dividends.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Preferred Stock pursuant to the Exchange Offer. In consideration for issuing the Exchange Preferred Stock as contemplated in this Prospectus, the Company will receive, in exchange, Original Preferred Stock in like amount. The form and terms of the Exchange Preferred Stock are substantially the same in all material respects as the form and terms of the Original Preferred Stock, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Original Preferred Stock surrendered in exchange for the Exchange Preferred Stock will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Preferred Stock will not result in any increase in the outstanding capital stock of the Company.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Original Preferred Stock was sold by the Company on June 17, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Original Preferred Stock to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act in reliance on Rule 144A. Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the holders of the Original Preferred Stock, (i) to use its reasonable best efforts to file a registration statement (the "Exchange Offer Registration Statement," of which this Prospectus is a part) with respect to an offer to exchange the Original Preferred Stock for fixed rate noncumulative senior perpetual preferred stock of the Company, with terms substantially the same as those of the Original Preferred Stock, within 150 days after the date of original issuance of the Original Preferred Stock and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act within 180 days after such issue date. Promptly after the Exchange Offer Registration Statement has been declared effective under the Securities Act, the Company agreed to offer the Exchange Preferred Stock for the Original Preferred Stock. The Company will keep the Exchange Offer open until the Expiration Date. For each share of Original Preferred Stock validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, such holder will receive a share of Exchange Preferred Stock having a liquidation preference equal to the liquidation preference of the tendered Exchange Preferred Stock.

RESALE OF EXCHANGE PREFERRED STOCK

  Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters issued to third-parties, the Company believes that, except as described below, any Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for Original Preferred Stock may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Preferred Stock has been acquired in the ordinary course of such holder's business and such holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of such Exchange Preferred Stock. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Preferred Stock or who is a broker-dealer who purchased Original Preferred Stock from the Company to resell pursuant to Rule 144A under the Securities Act (i) cannot rely on the interpretation of the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender Original Preferred Stock and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each broker-dealer that receives Exchange Preferred Stock in exchange for Original Preferred Stock acquired for its own account as a result of market-making activities or other trading activities (other than Original Preferred Stock acquired directly from the Company) (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Preferred Stock. The Letter of Transmittal states that a broker-dealer will not, by so acknowledging and by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Preferred Stock. The Company has agreed that, for a period of 180 days after the Exchange Offer Registration Statement is declared effective by the Commission, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Each holder of the Original Preferred Stock who wishes to exchange such Original Preferred Stock for Exchange Preferred Stock in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Preferred Stock acquired by it will be obtained in the ordinary course of its business, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the Exchange Preferred Stock, and (iii) it is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. In addition, in connection with any resales of Exchange Preferred Stock, any Participating Broker-Dealer who acquired the Original Preferred Stock for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Preferred Stock (other than a resale of an unsold allotment from the original sale of the Original Preferred Stock) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of Exchange Preferred Stock for a period not exceeding 180 days after the Exchange Offer Registration Statement is declared effective by the Commission.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Original Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a share of Exchange Preferred Stock in exchange for each share of outstanding Original Preferred Stock surrendered pursuant to the Exchange Offer. Holders may tender all or some of their Original Preferred Stock pursuant to the Exchange Offer. The Exchange Offer is not conditioned upon any minimum aggregate number of shares of Original Preferred Stock being tendered for exchange.

  The form and terms of the Exchange Preferred Stock will be substantially the same as the form and terms of the Original Preferred Stock, except the Exchange Preferred Stock will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain provisions regarding minimum unit size, the payment of Additional Dividends or registration rights. The registration rights under the Registration Rights Agreement will terminate when the Exchange Offer is consummated. The Exchange Preferred Stock will be issued under, and entitled to the benefits of, the New Certificate of Designation.

  This Prospectus, together with the Letter of Transmittal, will only be sent to registered holders of the Original Preferred Stock. As of the date of this Prospectus, 1,500,000 shares of the Original Preferred Stock are outstanding and registered in the name of Cede & Co., as nominee for DTC. There will be no fixed record date for determining registered holders of Original Preferred Stock entitled to participate in the Exchange Offer.

  Holders of the Original Preferred Stock do not have appraisal or dissenters' rights under the General Corporation Law of Delaware or the Original Certificate of Designation in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Original Preferred Stock which is not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue dividends, if declared, and will be entitled to the rights and benefits such holders have under the Original Certificate of Designation and the Registration Rights Agreement.

  The Company shall be deemed to have accepted for exchange validly tendered Preferred Stock when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Preferred Stock from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Preferred Stock not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

  In all cases, issuance of Exchange Preferred Stock for Original Preferred Stock that is accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing Original Preferred Stock or a timely Book-Entry Confirmation (as defined herein) of such Original Preferred Stock into the Exchange Agent's account at DTC, as the case may be, (ii) a properly completed and duly executed Letter of Transmittal, and (iii) all other required documents. If any tendered Original Preferred Stock is not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Original Preferred Stock is submitted for a greater number of shares than the holder desires to exchange, such unaccepted or non-exchanged Original Preferred Stock will be returned without expense to the tendering holder thereof (or, in the case of Original Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, pursuant to the book-entry transfer procedures described below under "--Book-Entry Transfer", such non-exchanged Original Preferred Stock will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Original Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See
"--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date," shall mean 5:00 p.m., New York City time on January 9, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Expiration Date shall not in any event be extended to a date later than June 8, 1998 (150 days after the initial Expiration Date).

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Original Preferred Stock an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Original Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Original Preferred Stock. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

DIVIDENDS ON THE EXCHANGE PREFERRED STOCK

  Cash dividends on the Exchange Preferred Stock will be noncumulative and, if declared, will be payable quarterly on February 15, May 15, August 15 and November 15 of each year at a rate of 6.687% of the liquidation preference thereof, or $6.687 per share, per annum. If dividends are declared for the period from and including November 15, 1997 through and including February 14, 1998, holders of the Exchange Preferred Stock will receive dividends on February 15, 1998 from the date of initial issuance of the Exchange Preferred Stock, plus an amount equal to the declared and accrued, but unpaid, dividends on the Original Preferred Stock to the date of exchange thereof. Dividends declared on the Original Preferred Stock accepted for exchange will cease to accrue upon issuance of the Exchange Preferred Stock in exchange therefor. The amount of dividends payable in respect of the Exchange Preferred Stock will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction. See "Description of the Exchange Preferred Stock--Dividends."

PROCEDURES FOR TENDERING

  Only a registered holder of Original Preferred Stock may tender such Original Preferred Stock in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, and any other required documents, to the Exchange Agent. In addition, either (i) certificates for Original Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Original Preferred Stock, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below under "--Book-Entry Transfer" must be received by the Exchange Agent, or (iii) the holder must comply with the guaranteed delivery procedures described below. See "--Guaranteed Delivery Procedures." To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  A tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ORIGINAL PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT SHALL BE AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Original Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Original Preferred Stock to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Original Preferred Stock, either make appropriate arrangements to register ownership of the Original Preferred Stock in such beneficial owner's name or obtain a properly completed stock power from the registered holder of Original Preferred Stock. Any such transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Preferred Stock tendered pursuant thereto is tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be (a) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., (b) a commercial bank or trust company having an office or correspondent in the United States or (c) an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (each, an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Original Preferred Stock listed therein, such Original Preferred Stock must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such Original Preferred Stock with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Original Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Preferred Stock and withdrawal of tendered Original Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Preferred Stock not validly tendered or any Original Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Preferred Stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Act to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each holder will represent to the Company, among other things, that (i) the Exchange Preferred Stock to be acquired by the holder pursuant to the Exchange Offer is being obtained in the ordinary course of its business,
(ii) the holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, any distribution of such Exchange Preferred Stock and (iii) the holder is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Preferred Stock. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Preferred Stock at The Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of Original Preferred Stock by causing DTC to transfer such Original Preferred Stock into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Original Preferred Stock may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under
--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Preferred Stock and (i) whose certificates representing Original Preferred Stock are not immediately available, (ii) who are unable to complete the procedure for book-entry transfer on a timely basis, or (iii) who are unable to deliver their certificates representing Original Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Preferred Stock or the name and number of the holder's account at DTC, as the case may be, and the number of shares of Original Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with certificate(s) representing the Original Preferred Stock in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Preferred Stock in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Original Preferred Stock to be withdrawn, (ii) identify the Original Preferred Stock to be withdrawn (including the number of shares of such Original Preferred Stock and certificate number(s) or, in the case of Original Preferred Stock transferred by book-entry transfer, the name and number of the account at DTC to be credited, (iii) specify the name in which such Original Preferred Stock is to be registered, if different from that of the withdrawing holder, and (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Preferred was tendered (including any signature guarantees) or be accompanied by documents of transfer sufficient to have the transfer of such Original Preferred Stock into the name of the person withdrawing the tender. If certificates for Original Preferred Stock have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If Original Preferred Stock has been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Preferred Stock and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Original

Preferred Stock which has been tendered for exchange but which is not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Original Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above under "--Book-Entry Transfer", such Original Preferred Stock will be credited to an account maintained with DTC for the Original Preferred Stock) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Preferred Stock may be retendered by following one of the procedures described under "--Procedures for Tendering Original Preferred Stock" above at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Preferred Stock for, any Original Preferred Stock, and may terminate the Exchange Offer as provided herein before the acceptance of any Original Preferred Stock for exchange, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer, or any material adverse development has occurred in any existing action or proceeding with respect to the Company, which development might, in the Company's sole judgment, materially impair the ability of the Company to proceed with the Exchange Offer;

    (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer;

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

    (d) any change, or development involving a prospective change, in the business or financial affairs of the Company has occurred which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines, in its sole discretion, that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Preferred Stock and return all tendered Original Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all Original Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Preferred Stock (see "--Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Preferred Stock which has not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclosure such waiver by means of a prospectus supplemental that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would expire during such five to 10 business day period.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Original Preferred Stock tendered, and no Exchange Preferred Stock will be issued in exchange for any such Original Preferred Stock, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement.

EXCHANGE AGENT

  BankBoston, N.A. has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for the Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Overnight Courier, Hand Delivery or Registered or Certified Mail:

                               BankBoston, N.A.
                           c/o Boston EquiServe L.P.
                        Attn: Corporate Reorganization
                               150 Royall Street
                          Canton, Massachusetts 02021

                                 By Facsimile:

                                (617) 575-2233

                             Confirm by Telephone:

                                (617) 575-3400

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by officers and employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Original Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing Original Preferred Stock for shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Preferred Stock tendered, or if tendered Original Preferred Stock is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The Exchange Preferred Stock will be recorded at the same carrying value as the Original Preferred Stock, which is face value, as reflected in the Company's accounting records on the date that the Exchange Offer is consummated. Accordingly, no gain or loss for accounting purposes will be recognized by the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary, and holders of Original Preferred Stock should carefully consider whether to accept the terms and conditions thereof. Holders of the Original Preferred Stock are urged to consult their own financial and tax advisors in making their decisions as to what actions to take with respect to the Exchange Offer.

  Original Preferred Stock which is not exchanged for Exchange Preferred Stock pursuant to the Exchange Offer will remain outstanding, continue to accrue dividends (if declared) and continue to be subject to the restrictions on transfer under the Securities Act, as set forth in the legends thereon, as a consequence of the issuance of the Original Preferred Stock pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Original Preferred Stock may only be resold (i) to the Company, (ii) to a "qualified institutional buyer" within the meaning of Rule 144A of the Securities Act pursuant to Rule 144A, (iii) to an institutional "accredited investor" within the meaning of Rule 501(a) (1), (2), (3) or (7) of the Securities Act, (iv) outside the United States to non-U.S. persons in compliance with Regulation S of the Securities Act, (v) pursuant to an effective registration statement, or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable state securities laws. The Company does not currently anticipate that it will register the Original Preferred Stock under the Securities Act. Holders of Original Preferred Stock not tendered in the Exchange Offer will not retain any registration rights under the Registration Rights Agreement.

                  DESCRIPTION OF THE EXCHANGE PREFERRED STOCK

  The following is a description of the terms of the Exchange Preferred Stock. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), and the New Certificate of Designation, which will be filed with the Secretary of State of the State of Delaware as part of the Restated Certificate upon consummation of the Exchange Offer and a copy of which has been filed as an exhibit to the Registration Statement. The Restated Certificate has been filed with, and is available from, the Commission.

GENERAL

  The Restated Certificate authorizes the Company to issue 22,000,000 shares of capital stock, of which 1,999,000 shares shall be designated preferred stock, no par value per share ("Junior Preferred Stock"), 20,000,000 shares shall be designated senior preferred stock, $.01 par value per share ("Senior Preferred Stock" and, together with the Junior Preferred Stock, "Preferred Stock") and 1,000 shares shall be designated common stock, $.025 par value per share ("Common Stock"). As of September 15, 1997, there were 6,600,000 shares of Preferred Stock authorized and issued or reserved for issuance as follows:
5,000,000 shares of Series A Preferred Stock, a series of Senior Preferred Stock, 1,500,000 shares of Original Preferred Stock, a series of Senior Preferred Stock, and 100,000 shares of NW Preferred Stock, a series of Junior Preferred Stock. As of September 15, 1997, 5,000,000 shares of Series A Preferred Stock, 1,500,000 shares of Original Preferred Stock, no shares of NW Preferred Stock and 105 shares of Common Stock were issued and outstanding. All outstanding shares of Common Stock and Preferred Stock are fully paid and nonassessable, and shares of Exchange Preferred Stock will, upon the Company's acceptance of shares of Original Preferred Stock in exchange therefor, likewise be fully paid and nonassessable.

  Under the Restated Certificate, the Board of Directors of the Company may provide for the issuance of Senior or Junior Preferred Stock in one or more series from time to time, and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Senior or Junior Preferred Stock of each series will be fixed or designated by the Board of

Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders, except that without the vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not (i) issue, from any class or series of stock now existing or to be created in the future, any shares of stock ranking senior to the outstanding shares of Series A Preferred Stock as to the payment of dividends and upon liquidation or (ii) amend the Restated Certificate or the Company's By-laws, as amended, if such amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock or alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders of the Series A Preferred Stock adversely.

  The Original Preferred Stock constitutes, and the Exchange Preferred Stock will constitute, a separate series, consisting of 1,500,000 shares, of the Senior Preferred Stock. The Original Preferred Stock ranks, and the Exchange Preferred Stock will, on the date of original issue, rank, on a parity in all respects with each other outstanding series of the Senior Preferred Stock and will rank senior in all respects to the Common Stock. No shares of Junior Preferred Stock are currently outstanding nor will be outstanding upon consummation of this offering. See "Description of Other Preferred Stock" and "Description of Common Stock" below.

DIVIDENDS

  Holders of shares of the Exchange Preferred Stock will be entitled to receive cash dividends, as, if and when declared by the Board of Directors of the Company or a duly authorized committee thereof out of assets of the Company legally available for payment, at the rate of 6.687% of the liquidation preference of the Exchange Preferred Stock, or $6.687 per share, per annum. Dividends on the Exchange Preferred Stock will not be cumulative. The amount of dividends payable for any period shorter than a full quarterly dividend period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to the holders of record at the close of business on such record date, which shall not be less than five nor more than 50 days (whether or not a business day) preceding the Dividend Payment Date (as defined below), as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on the Exchange Preferred Stock will be payable quarterly, as, if and when declared by the Board of Directors of the Company or a duly authorized committee thereof on February 15, May 15, August 15 and November 15 of each year (each a "Dividend Payment Date"). Holders whose Original Preferred Stock is accepted for exchange will receive declared and accrued, but unpaid, dividends thereon, if any, to, but not including, the date of issuance of the Exchange Preferred Stock, such dividends to be payable with the first dividend payment on the Exchange Preferred Stock, but will not receive any payment in respect of dividends on the Original Preferred Stock declared and accrued after the issuance of the Exchange Preferred Stock.

  The right of holders of Exchange Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board of Directors of the Company fails to declare a dividend on the Exchange Preferred Stock payable on a Dividend Payment Date, then holders of the Exchange Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such Dividend Payment Date, and the Company will have no obligation to pay any dividend accrued for such period, whether or not dividends on the Exchange Preferred Stock are declared payable on any future Dividend Payment Date.

  When dividends are not paid in full upon the Exchange Preferred Stock and any other series of Senior Preferred Stock ranking on a parity as to dividends with the Exchange Preferred Stock, all dividends declared upon shares of the Exchange Preferred Stock and any other series of Senior Preferred Stock ranking on a parity as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Exchange Preferred Stock and such other Senior Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchange Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) and such other Senior Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) on the Exchange Preferred Stock have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof has been or is set apart for such payment, no dividends (other than in Common Stock, Junior Preferred Stock or any other stock of the Company ranking junior to the Exchange Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Stock, Junior Preferred Stock or any other stock of the Company ranking junior to or on a parity with the Exchange Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, Junior Preferred Stock or any other stock of the Company ranking junior to or on a parity with the Exchange Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Exchange Preferred Stock as to dividends and upon liquidation).

 Changes in the Dividends Received Percentage

  If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of the Exchange Preferred Stock for dividend payments made on or after the effective date of such change shall be increased by multiplying the amount of the dividend payable described above (before adjustment) by a factor which shall be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                              1 - [.35 (1 - .70)]
                                ---------------
                              1 - [.35 (1 - DRP)]

  For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question is less than 50%, then the DRP will equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Company shall receive either (i) an unqualified opinion of independent recognized tax counsel based upon the legislation amending or establishing the DRP or upon a published pronouncement of the Internal Revenue Service (the "IRS") addressing such legislation or
(ii) a private letter ruling or similar form of assurance from the IRS, in either case to the effect that such an amendment would not apply to dividends payable on the Exchange Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. Unless the context otherwise requires, references to dividends in this Prospectus shall mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review.

  If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date will not be increased, but instead, an amount, equal to the excess, if any, of (x) the product of the dividends paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and .50) over (y) the dividends paid by the Company on such Dividend Payment Date, will be payable (if declared) on the next succeeding Dividend Payment Date to holders of the Exchange Preferred Stock on the record date applicable to such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

  In addition, if an amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on shares of the Exchange Preferred Stock (each an "Affected Dividend Payment Date"), the

Company will pay (if declared) additional dividends (the "Retroactive Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of the Exchange Preferred Stock on the record date applicable to such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (x) the product of the dividends paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and .50, applied to each Affected Dividend Payment Date) over (y) the dividends paid by the Company on each Affected Dividend Payment Date.

  Retroactive Dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to the Company having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Company will only make one payment of Retroactive Dividends.

  In the event that the amount of dividend payable per share of the Exchange Preferred Stock shall be adjusted pursuant to the DRD Formula and/or Retroactive Dividends are to be paid, the Company will cause notice of each such adjustment and, if applicable, any Retroactive Dividends to be sent to the holders of the Exchange Preferred Stock.

  See "Certain Federal Income Tax Consequences" for a discussion of certain Proposals (as defined herein) to reduce the Dividends Received Percentage.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Exchange Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made on the Common Stock, the Junior Preferred Stock or any other class or series of stock of the Company ranking junior to the Exchange Preferred Stock upon liquidation, liquidating distributions in the amount of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) on such shares for the then-current dividend period to the date of final distribution (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Company, the amounts payable with respect to the Exchange Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Exchange Preferred Stock are not paid in full, the holders of the Exchange Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective distributable amounts to which they are entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Exchange Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale of all or substantially all of the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

REDEMPTION

  The Exchange Preferred Stock is not redeemable prior to August 15, 2007. On and after such date, the Exchange Preferred Stock is redeemable in cash at the option of the Company, in whole or in part, from time to time upon not less than 30 nor more than 60 days' notice, at a redemption price of $100.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), including any dividends payable due to changes in the Dividends Received Percentage and Retroactive Dividends. The Exchange Preferred Stock will not be entitled to the benefits of any sinking fund.

  If fewer than all of the outstanding shares of the Exchange Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and the shares to be redeemed will be determined by lot or pro rata as determined by the Board of Directors of the Company or by any other method determined by the Board to be equitable.

  Notwithstanding the foregoing, if dividends for the then-current dividend period to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) have not been declared and paid or set apart for payment on all outstanding shares of the Exchange Preferred Stock, no shares of the Exchange Preferred Stock shall be redeemed unless all outstanding shares of Exchange Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of Exchange Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Exchange Preferred Stock pursuant to a tender or exchange offer made on the same terms to all holders of the Exchange Preferred Stock and mailed to the holders of record of the Exchange Preferred Stock at such holders' addresses as the same appear on the stock register of the Company; and provided, further, that if some, but less than all, of the shares of the Exchange Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Company, the shares of the Exchange Preferred Stock tendered will be purchased or otherwise acquired by the Company on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares tendered by each holder tendering shares of the Exchange Preferred Stock.

  Notice of redemption shall be given by mailing the same to each record holder of the shares of the New Preferred to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock register of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such shares of Exchange Preferred Stock are to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue or accumulate on such redemption date. If fewer than all shares of the Exchange Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

  If notice of redemption has been given, dividends on the shares of Exchange Preferred Stock so called for redemption shall cease to accrue or accumulate from and after the redemption date for the shares of the Exchange Preferred Stock called for redemption (unless default shall be made by the Company in providing funds for the payment of the redemption price of the shares so called for redemption), and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares of the Exchange Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Company. The Company's obligation to provide funds in accordance with the preceding sentence will be deemed fulfilled if, on or before 12:00 noon, Chicago time on the date fixed for redemption, the Company irrevocably deposits with a paying agent (which may be an affiliate of the Company) (a "Paying Agent"), which shall be a bank or trust company organized and in good standing under the laws of the United States, the State of Illinois or the State of New York, and having capital, surplus and undivided profits aggregating at least $10,000,000, funds necessary for such redemption, including any accrued and unpaid dividends to the redemption date, with irrevocable instructions and authorization that such funds be applied to the redemption of the shares of Exchange Preferred Stock called for redemption upon surrender of certificates for such shares (properly endorsed or assigned for transfer). BankBoston, N.A. will initially serve as the Paying Agent. If fewer than all of the shares of the Exchange Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. See "--Transfer Agent, Registrar and Paying Agent."

VOTING RIGHTS

  Except as indicated below or except as expressly required by applicable law, the holders of the Exchange Preferred Stock will not be entitled to vote.

  If dividends payable on any share or shares of the Exchange Preferred Stock or on any other class or series of Senior Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock") ranking on a parity with the Exchange Preferred Stock and upon which like voting rights have been conferred and are exercisable (excluding any class or series of Noncumulative Preferred Stock entitled to elect additional directors by a separate vote, "Voting Preferred Stock") have not been paid or declared and set aside for payment for the equivalent of six full quarterly dividend periods (whether or not consecutive), the number of directors of the Company will be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Preferred Stock), and the holders of the Exchange Preferred Stock, voting as a single class with the holders of the Voting Preferred Stock, will be entitled to elect such two directors to fill such newly-created directorships. Such right of the holders of the Exchange Preferred Stock and the Voting Preferred Stock shall continue until dividends on the Exchange Preferred Stock and the Voting Preferred Stock have been paid or declared and set apart for payment regularly for at least one year (i.e., four consecutive full quarterly dividend periods). Any such elected directors shall serve until the Company's next annual meeting of stockholders and until their respective successors are elected and qualified (notwithstanding that prior to the end of such term the dividend default shall cease to exist).

  The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Exchange Preferred Stock will be required for any amendment, alteration or repeal of any provisions of the Restated Certificate, of the Certificate of Designation or of any other certificate amendatory of or supplemental to the Restated Certificate which would adversely affect the powers, preferences, privileges or rights of the Exchange Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Exchange Preferred Stock and any other series of Noncumulative Preferred Stock ranking on a parity with the Exchange Preferred Stock either as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Exchange Preferred Stock as to dividends or upon liquidation, or to reclassify any authorized stock of the Company into such prior shares, but such vote will not be required for the Company to take any such actions with respect to any stock ranking on a parity with or junior to the Exchange Preferred Stock. See "--General" above and "Description of Other Preferred Stock--Series A Preferred Stock" below for a discussion of certain voting rights of the Series A Preferred Stock.

  Subject to such affirmative vote or consent of the holders of the outstanding shares of the Exchange Preferred Stock, the Company may, by resolution of its Board of Directors or as otherwise permitted by law, from time to time alter or change the preferences, rights or powers of the Exchange Preferred Stock. Nothing in this section shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional Exchange Preferred Stock) ranking junior to or on a parity with the Exchange Preferred Stock as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other obligations of the Company.

PREEMPTIVE AND CONVERSION RIGHTS

  No holder of the Exchange Preferred Stock will have any preemptive right to purchase or subscribe for any other shares, rights, options or other securities of the Company which at any time may be sold or offered for sale by the Company. The Exchange Preferred Stock is not convertible into shares of any other class or series of the capital stock of the Company.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT

  The transfer agent, registrar, dividend disbursing agent, paying agent and redemption agent for the Exchange Preferred Stock is BankBoston, N.A. (the "Transfer Agent" or "Paying Agent").

                  DESCRIPTION OF THE ORIGINAL PREFERRED STOCK

  The terms of the Original Preferred Stock are substantially similar in all material respects to those of the Exchange Preferred Stock, except that the Original Preferred Stock is not registered under the Securities Act and, therefore, bears legends restructuring their transfer under the Securities Act and contains provisions regarding minimum unit size, the payment of Additional Dividends and registration rights. See "Original Preferred Stock Registration Rights." A copy of the Original Certificate of Designation has been filed with, and is available from, the Commission.

                     DESCRIPTION OF OTHER PREFERRED STOCK

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL, the Restated Certificate and the Certificate of Designation, Preferences and Rights relating to the Series A Preferred Stock. Such Certificate of Designation, Preferences and Rights has been filed with, and is available from, the Commission.

SERIES A PREFERRED STOCK

  The Series A Preferred Stock has an annual dividend rate of 8.125%. Dividends are cumulative and payable quarterly. The Company is prohibited from declaring or paying cash dividends on Common Stock, Junior Preferred Stock or other series of Senior Preferred Stock on parity with the Series A Preferred Stock, including the Exchange Preferred Stock and the Original Preferred Stock, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods have been paid. The Series A Preferred Stock is not redeemable prior to September 22, 2000. On or after that date, the Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends. Except as required by law and as set forth herein, the holders of Series A Preferred Stock have no voting rights. In case the Company shall be in arrears in the payment of six consecutive quarterly dividends on the outstanding Series A Preferred Stock, the holders of Series A Preferred Stock, voting separately as a class and in addition to any voting rights that holders of the Series A Preferred Stock shall have as required by law, shall have the exclusive right to elect two additional directors beyond the number to be elected by the stockholders at the next annual meeting of the stockholders called for the election of directors, and at every subsequent such meeting at which the terms of office of the directors so elected by the Series A Preferred Stock expire, provided such arrearage exists on the date of such meeting or subsequent meetings, as the case may be. Any such elected directors shall serve until the dividend default shall cease to exist. In addition, without the vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not (i) issue, from any class or series of stock now existing or to be created in the future, any shares of stock ranking senior to the outstanding shares of Series A Preferred Stock as to the payment of dividends and upon liquidation or (ii) amend the Restated Certificate or the Company's By-laws, as amended, if such amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, increase or decrease the par value of the shares of Series A Preferred Stock or alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders of the Series A Preferred Stock adversely. The Series A Preferred Stock carries a liquidation preference of $25 per share, plus accrued and unpaid dividends. The Series A Preferred Stock ranks senior with respect to payment of dividends and liquidation preferences to the Common Stock and Junior Preferred Stock.

NW PREFERRED STOCK

  The Company has authorized the issuance of 100,000 shares of NW Preferred Stock pursuant to the Keep Well Agreement wherein, among other things, Fuji Bank has agreed to purchase NW Preferred Stock in an amount required to maintain the Company's net worth at $500 million. The Company's net worth was approximately $1.5 billion at December 31, 1996. If and when issued, the NW Preferred Stock will have an annual dividend rate equal to 1% per annum above the three-month rate at which deposits in United States dollars are offered by The Fuji Bank, Limited in London, England to prime banks in the London interbank market. Dividends on the NW Preferred Stock will be noncumulative and payable (if declared) quarterly, and the Company will be prohibited from paying cash dividends on the Common Stock unless full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) on all outstanding shares of NW Preferred Stock have been declared and paid or declared and a sum sufficient set aside for such payment. Subject to certain conditions, NW Preferred Stock will be redeemable at the option of the holder, in whole or in part, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the net worth of the Company as of the end of such calendar quarter over $500 million and at a redemption price equal to the price paid to the Company upon the issuance thereof, plus accrued and unpaid dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). Except as required by law, the holders of NW Preferred Stock will have no voting rights. The NW Preferred Stock will carry a liquidation preference equal to the price paid for each share upon issuance thereof, plus accrued and unpaid dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). The NW Preferred Stock will rank senior with respect to payment of dividends and liquidation preference to the Common Stock and junior to the Senior Preferred Stock, including the Exchange Preferred Stock and the Original Preferred Stock. No purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement.

                          DESCRIPTION OF COMMON STOCK

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the Restated Certificate.

  All outstanding shares of the Common Stock are held by the Parent. Subject to the rights of holders of the Senior and Junior Preferred Stock, including any Preferred Stock offered hereby, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors of the Company may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. All shares of Common Stock currently outstanding are fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Exchange Preferred Stock and payments thereon are generally subject to taxation by the United States and other taxing jurisdictions to the same extent and in the same manner as stock of and payments thereon by any other corporation. The following summary addresses some of the U.S. federal income tax consequences that may result from the exchange of Original Preferred Stock for Exchange Preferred Stock and the ownership of the Exchange Preferred Stock by a U.S. person who holds the Exchange Preferred Stock as a capital asset. For this purpose, a U.S. person is an individual who is a citizen or resident of the United States for federal income tax purposes, a corporation, partnership or other type of entity organized under the laws of the United States or any political subdivision thereof, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. THIS DISCUSSION DOES NOT PURPORT TO ADDRESS ALL RULES WHICH MAY APPLY TO THOSE WHO TENDER ORIGINAL PREFERRED STOCK IN THE EXCHANGE OFFER. PROSPECTIVE TENDERORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS APPLICABLE TO AN INVESTMENT IN THE EXCHANGE PREFERRED STOCK.

  This discussion reflects current federal income tax laws and regulations and administrative and judicial interpretations thereof. Changes to any of these subsequent to the date of this Prospectus may affect the tax consequences described herein.

EXCHANGE OF ORIGINAL PREFERRED STOCK FOR EXCHANGE PREFERRED STOCK

  Under current U.S. federal income tax law, the exchange of Original Preferred Stock for Exchange Preferred Stock pursuant to the Exchange Offer should not be a taxable event to a stockholder because the Exchange Preferred Stock will be by operation of the original terms of the Original Preferred Stock, pursuant to a unilateral act by the Company and will not result in any material alteration in the terms of the Original Preferred Stock. If a holder of Original Preferred Stock exchanges Original Preferred Stock for Exchange Preferred Stock pursuant to the Exchange Offer, such Exchange Preferred Stock will have the same adjusted tax basis and holding period as such Original Preferred Stock immediately prior to the exchange.

DIVIDENDS

 Current Law

  Distributions on the Exchange Preferred Stock which are paid out of current earnings and profits, or earnings and profits accumulated after 1984, generally constitute dividends taxable as ordinary income. To the extent that the amount of any distribution paid on a share of Exchange Preferred Stock exceeds the current or accumulated earnings and profits for federal income tax purposes attributable to that share, such excess will be treated first as a return of capital (rather than as ordinary income) and will be applied against and reduce the holder's adjusted tax basis in that share of Exchange Preferred Stock. Any such amount in excess of the holder's adjusted tax basis will then be taxed as capital gain. For purposes of the remainder of this discussion, it is assumed that dividends paid on the Exchange Preferred Stock will constitute dividends for U.S. federal income tax purposes.

  Dividends received by corporations generally will be eligible for the dividends received deduction as specified in Section 243(a)(1) of the Code. The dividends received deduction generally is available only with respect to a dividend received on stock held for more than 45 days during the 90-day period beginning 45 days before and ending 44 days after the date on which the stock becomes ex-dividend with respect to such dividend. In the case of a preferred dividend attributable to a period aggregating in excess of 366 days, the dividends received deduction is available only with respect to a dividend received on stock held for more than 90 days during the 180-day period beginning 90 days before and ending 89 days after the date on which the stock becomes ex-dividend with respect to such dividend. For these purposes, a stockholder is deemed to own stock on the day it is sold, but not on the day it is acquired.

  The length of time that a corporate stockholder is deemed to have held stock for these purposes does not include any period during which the stockholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. The Taxpayer Reform Act of 1997, which was signed into law on August 5, 1997, contains a complex set of rules that may limit the availability of the dividends received deduction for corporate stockholders who have diminished or who plan to diminish their risk of loss with respect to either the Original Preferred Stock or the Exchange Preferred Stock. Such stockholders should consult their own tax advisors regarding the availability of the dividends received deduction with respect to any dividends paid on the Exchange Preferred Stock.

  The amount of the dividends received deduction generally will equal 70 percent of the amount of the dividends received, subject to reduction in certain events, including where a holder has indebtedness outstanding that is directly attributable to an investment in the Exchange Preferred Stock. For this purpose, indebtedness of a depository institution attributable to deposits received in the ordinary course of its business is not treated as indebtedness directly attributable to an exchange of the Original Preferred Stock for the Exchange Preferred Stock.

  For purposes of the corporate alternative minimum tax, alternative minimum taxable income is increased by 75% of the amount by which a corporation's adjusted current earnings exceeds it alternative minimum taxable income prior to the addition of the applicable tax preference item. The amount of any dividend that is included in a corporate stockholder's adjusted current earnings will not be reduced by any dividends received deduction otherwise allowable with respect to that dividend.

 Recent Proposals

  On February 6, 1997, the Clinton Administration submitted to Congress a proposed fiscal 1998 budget. This proposed budget contained certain tax proposals (the "Proposals") which, if enacted, could have adversely affect holders of the Exchange Preferred Stock. Under the Proposals, the 70% dividends received deduction generally available to corporate shareholders, as discussed above under "Current Law," would have been reduced from 70 percent to 50 percent for dividends paid or accrued after the 30th day after the date of enactment of the provision.

  The Proposals were not enacted and were not included in the fiscal 1998 budget signed into law, or in any tax legislation signed into law as of the date of this Registration Statement. However, it is impossible to predict whether the Proposals will be enacted in the future, either in their original form or in some other form.

DISPOSITIONS, INCLUDING REDEMPTIONS

  Any sale, exchange, redemption or other disposition of the Exchange Preferred Stock, except in the case of an exchange pursuant to the Exchange Offer (see "--Exchange of Original Preferred Stock for Exchange Preferred Stock"), generally will result in taxable gain or loss equal to the difference between the amount received and the stockholder's adjusted tax basis in the Exchange Preferred Stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the Exchange Preferred Stock which includes the holding period for the Original Preferred Stock exceeds one year.

  A redemption of Exchange Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Exchange Preferred Stock, unless the redemption is "not essentially equivalent to a dividend" with respect to the holder within the meaning of Section 302(b)(1) of the Code. In applying this standard, the holder must take into account not only the Exchange Preferred Stock and other stock of the Company that it owns directly, but also the Exchange Preferred Stock and other stock of the Company that it constructively owns within the meaning of Section 318 of the Code. A redemption payment made to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's aggregate stock interest in the Company. Because of the ambiguities in applying this rule, each holder should consult its tax advisor to determine whether a redemption of Exchange Preferred Stock will be treated as a dividend or as payment in exchange for the Exchange Preferred Stock. If the redemption payment were treated as a dividend, the rules discussed above under "Dividends" apply.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Payments of dividends on shares of Exchange Preferred Stock held of record by U.S. persons other than corporations and other exempt holders are required to be reported to the IRS.

BACKUP WITHHOLDING

  Unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct and that such holder is not subject to backup withholding, a holder may be subject to backup withholding of U.S. federal income tax at a 31% rate on payments received with respect to the Exchange Preferred Stock, including payments of proceeds from the sale of Exchange Preferred Stock. Therefore, each holder should complete and sign the Substitute Form W-9 included with the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to such backup withholding. Holders should consult their tax advisors for further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9) and to find out whether they are qualified for exemption from backup withholding.

  Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                 ORIGINAL PREFERRED STOCK REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of holders of the Original Preferred Stock (i) to use its reasonable best efforts to file with the Commission, within 150 days after the initial issuance of the Original Preferred Stock, an Exchange Offer Registration Statement under the Securities Act relating to the Exchange Offer for the Exchange Preferred Stock, which will have terms substantially the same as the Original Preferred Stock (except that the Exchange Preferred Stock will be registered under the Securities Act and, therefore, not bear legends restricting their transfer under the Securities Act and will not contain provisions regarding minimum unit size, the payment of Additional Dividends or registration rights) and (ii) to use its reasonable best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the initial issuance of the Original Preferred Stock. The Registration Statement is intended to serve as the Exchange Offer Registration Statement. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Preferred Stock in exchange for surrender of the Original Preferred Stock. The Company will keep the Exchange Offer open until the Expiration Date. For each share of Original Preferred Stock validly tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such share of Original Preferred Stock will receive a share of Exchange Preferred Stock having a liquidation preference equal to the liquidation preference of the tendered Exchange Preferred Stock.

  If in the reasonable opinion of counsel to the Company there is a question as to whether the Exchange Offer is permitted by applicable law, the Company will seek its own no-action letter from the Commission's Staff allowing the Company to consummate the Exchange Offer. There can be no assurance that the Commission's Staff would make a similar determination with respect to the Exchange Offer as it has in other no-action letters to third parties. See "The Exchange Offer--Resale of Exchange Preferred Stock" and "Plan of Distribution."

  If, (a) because of any change in law or in the applicable interpretations of the Commission's Staff, the Company is not permitted to effect the Exchange Offer, or (b) any holder of Original Preferred Stock that is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act or an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act shall notify the Company within 20 business days after the consummation of the Exchange Offer (i) that such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, (ii) that such holder may not resell the Exchange Preferred Stock to the public without a prospectus and that this Prospectus is not appropriate or available for such resales, or (iii) that such holder is a broker-dealer and holds Original Preferred

Stock acquired directly from the Company or one of its affiliates, or (c) for any reason the Exchange Offer Registration Statement is not declared effective within 180 days of the initial issuance of the Original Preferred Stock, then in addition to or in lieu of effecting the registration of the Exchange Preferred Stock pursuant to the Exchange Offer Registration Statement, the Company will (i) promptly deliver to the holders written notice thereof and
(ii) at the Company's sole expense, (x) as promptly as practicable, use its reasonable best efforts to file a shelf registration covering resales of the Original Preferred Stock (the "Shelf Registration Statement"), (y) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (z) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or such shorter period as may hereafter be provided in Rule 144(k) under the Securities Act, or similar successor role) after the initial issuance of the Original Preferred Stock, or such time as all of the applicable Original Preferred Stock has been sold thereunder or otherwise ceased to be registrable securities within the meaning of the Registration Rights Agreement. The Company will, in the event that a Shelf Registration Statement is filed, notify each such holder when the Shelf Registration Statement for the Original Preferred Stock has become effective and take certain other actions as are required to permit unrestricted resales of the Original Preferred Stock. A holder that sells Original Preferred Stock pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, each holder of Original Preferred Stock will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have its Original Preferred Stock included in the Shelf Registration Statement.

  Each share of Original Preferred Stock contains a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes any statement of a material fact in the prospectus which is part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, this Prospectus) untrue or which requires the making of any changes in the prospects which is a part of the Shelf Registration Statement or this Prospectus in order to make the statements therein or herein not misleading, such holder (or Participating Broker-Dealer, as the case may be) will suspend the sale of Original Preferred Stock pursuant to such prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or the Company has given notice that the sale of the Exchange Preferred Stock may be resumed, as the case may be.

  If (a) the Exchange Offer Registration Statement or the Shelf Registration Statement required by the Registration Rights Agreement has not been filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (b) the Exchange Offer Registration Statement or the Shelf Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (c) the Exchange Offer has not been consummated within 30 business days after the date specified for effectiveness of the Exchange Offer Registration Statement or (d) if applicable, the Shelf Registration Statement has been filed and declared effective and at any time prior to the second anniversary (or such shorter period as may hereafter be provided in Rule 144(k) under the Securities Act, or similar successor rule) of the initial issuance of the Original Preferred Stock (other than after such time as all shares of Original Preferred Stock have been disposed of thereunder or ceased to be registrable securities under the Registration Rights Agreement) ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (a) through (d), a "Registration Default"), then, as liquidated damages, additional dividends (the "Additional Dividends") shall be payable (if declared) by the Company on the Original Preferred Stock at a rate of 0.25% of the liquidation preference thereof, or $0.25 per share, per annum; provided, however, that the Additional Dividends rate on the Original Preferred Stock will not exceed, in the aggregate, 0.25% of the liquidation preference thereof, or $0.25 per share, per annum; and provided, further, that upon the cure of all Registration Defaults or upon the expiration of two years (or such shorter period as may hereafter be provided in Rule 144(k) under the Securities Act (or similar successor rule)) commencing on the date of the initial issuance of the Original Preferred Stock, Additional Dividends on the liquidation amount of the Original Preferred Stock shall cease to accrue.

  Any Additional Dividends payable as described above will be payable (if declared) in cash on February 15, May 15, August 15 and November 15 of each year, together with the dividends otherwise payable in respect of the Original Preferred Stock.

  The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. In addition, the information set forth above concerning certain interpretations of, and positions taken by, the Commission's staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

                              BOOK-ENTRY ISSUANCE

  The Exchange Preferred Stock initially will be represented by one or more certificates in registered, global form (collectively, the "Global Securities"). The Global Securities will be deposited upon issuance with, or on behalf of, DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for Exchange Preferred Stock in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Securities for Certificated Securities."

  In addition, transfer of beneficial interests in the Global Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"), which may change from time to time.

DEPOSITARY PROCEDURES

 General

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Securities, DTC will credit the accounts of Participants who have beneficial interests represented by such

Global Securities with portions of the shares represented by of the Global Securities and (ii) ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to the other owners of beneficial interests in the Global Securities).

  Investors in the Global Securities may hold their interests therein through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system. All interests in a Global Security, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Global Securities, see "--Exchange of Book-Entry Securities for Certificated Securities."

  Except as described below, owners of interests in the Global Securities will not have Exchange Preferred Stock registered in their name, will not receive physical delivery of Exchange Preferred Stock in certificated form and will not be considered the registered owners or holders thereof for any purpose.

  Payments in respect of the Global Securities registered in the name DTC or its nominee will be payable by the Company through the Paying Agent to DTC in its capacity as the registered holder. The Company will treat the persons in whose names the Exchange Preferred Stock, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to, or payments made on account of beneficial ownership interests in, the Global Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Preferred Stock, is to credit the accounts of the relevant Participants with the payment on the payment due date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Exchange Preferred Stock will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Company. The Company will not be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Preferred Stock, and the Company may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Except for trades involving only Euroclear or CEDEL participants, interests in the Global Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable in the Exchange Preferred Stock described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterpart in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Securities in DTC, and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

  Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Security by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of the Exchange Preferred Stock only at the direction of one or more Participants to whose account with DTC interests in the Global Securities are credited. However, DTC reserves the right to exchange the Global Securities for the Exchange Preferred Stock in certificated form and to distribute such Exchange Preferred Stock to its Participants.

 Exchange of Book-Entry Securities for Certificated Securities

  A Global Security is exchangeable for Exchange Preferred Stock in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Security and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) the Company in its sole discretion elects to cause the issuance of the Exchange Preferred Stock in certificated form. In addition, beneficial interests in a Global Security may be exchanged for certificated Exchange Preferred Stock upon request, but only upon at least 20 days' prior written notice given to the Company by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Exchange Preferred Stock delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

  The information in this section concerning DTC, Euroclear and CEDEL, and their book-entry systems, has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interest in the Global Securities among Participants in DTC, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. The Company will have no responsibility for the performance by DTC, Euroclear or CEDEL or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for the Original Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Preferred Stock is acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Preferred Stock. Participating Broker-Dealers will be subject to a prospectus delivery requirement with respect to any resales of Exchange Preferred Stock received pursuant to the Exchange Offer. To date, the Commission's staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Preferred Stock to the Initial Purchasers) with this Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Preferred Stock. The Company has agreed that, for a period of 180 days after the effective date of the Exchange Offer Registration Statement, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

  Each holder of the Original Preferred Stock who wishes to exchange its Original Preferred Stock for Exchange Preferred Stock in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a Participating Broker-Dealer will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Preferred Stock.

  The Company will not receive any proceeds from any sale of Exchange Preferred Stock by Participating Broker-Dealers. Exchange Preferred Stock received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Preferred Stock. Any Participating Broker-Dealer that resells Exchange Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that a Participating Broker-Dealer will not, by acknowledging that it will deliver and by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incidental to the Exchange Offer, other than commissions and concessions of any brokers or dealers or other expenses of holders in connection with the resales of Exchange Preferred Stock, and will indemnify the Initial Purchasers and Participating Broker-Dealers selling Exchange Preferred Stock against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

  Certain legal matters regarding the validity of the Exchange Preferred Stock offered hereby will be passed upon for the Company by Mark J. Ohringer, Esq., Associate General Counsel of the Company.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The financial statements and schedules of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the financial statements of the Company for the five years ended December 31, 1996 from which the five-year selected financial data included in this Prospectus have been derived, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The interim financial statements for the periods ended September 30, 1996 and September 30, 1997 have not been audited.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESEN-TATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEI-THER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMIT-TAL NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IM-PLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OF-FER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UN-LAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    1
Documents Incorporated By Reference.......................................    1
Prospectus Summary........................................................    2
Safe Harbor For Forward-Looking Statements................................    9
The Company...............................................................    9
Capitalization............................................................   16
Selected Financial Data...................................................   17
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends............................................   18
Use of Proceeds...........................................................   18
The Exchange Offer........................................................   19
Description of the Exchange Preferred Stock...............................   27
Description of the Original Preferred Stock...............................   33
Description of Other Preferred Stock......................................   33
Description of Common Stock...............................................   34
Certain Federal Income Tax Consequences...................................   34
Original Preferred Stock Registration Rights..............................   37
Book-Entry Issuance.......................................................   39
Plan of Distribution......................................................   42
Legal Matters.............................................................   43
Independent Public Accountants............................................   43

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                                     LOGO

                            HELLER FINANCIAL, INC.


                               ----------------

                                  PROSPECTUS

                               ----------------

                               OFFER TO EXCHANGE

      FIXED RATE NONCUMULATIVE PERPETUAL SENIOR PREFERRED STOCK, SERIES C
FOR ALL OUTSTANDING FIXED RATE NONCUMULATIVE PERPETUAL SENIOR PREFERRED STOCK,
                                   SERIES B

                            DECEMBER 10, 1997

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director or officer of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. In effect, the By-Laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the full extent permitted by the Delaware General Corporation Law. Also, as permitted by the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation eliminates the personal liability of each director of the Registrant to the Registrant or its stockholders for monetary damages arising out of or resulting from any breach of his fiduciary duty as a director, except where such director breached his duty of loyalty to the Registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, paid an unlawful dividend, approved an unlawful stock purchase or redemption, or obtained an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

      4.1      Amended and Restated Certificate of Incorporation of the
               Registrant, as amended, filed as Exhibit 4.1 to the Registrant's
               Registration Statement on Form S-3 (File No. 333-38545)
               (the "Form S-3") and incorporated herein by reference.
      4.2      By-laws of the Registrant, as amended, filed as Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1996 and incorporated herein by reference.
      4.3      Certificate of Designation, Rights and Preferences for the
               Original Preferred Stock, filed as Exhibit 3(i)(b) to the
               Registrant's Quarterly Report on Form 10-Q for the period ended
               June 30, 1997 and incorporated herein by reference.
      4.4*     Certificate of Designation, Rights and Preferences for the
               Exchange Preferred Stock.
      4.5*     Purchase Agreement dated as of June 11, 1997, among the
               Registrant and the Initial Purchasers.
      4.6*     Registration Rights Agreement dated June 11, 1997, among the
               Registrant and the Initial Purchasers.
      4.7*     Specimen Certificate for Exchange Preferred Stock.
      4.8      Amended and Restated Keep Well Agreement between the Fuji Bank,
               Limited and the Registrant, as amended, filed as Exhibit 28(a)
               to the Registrant's Registration Statement on Form S-3 (File No.
               33-51692), Exhibit 10 to the Registrant's Quarterly Report on
               Form 10-Q for the period ended March 31, 1995 and Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1997 and incorporated herein by reference.
      5*       Opinion of Mark J. Ohringer, Esq., Associate General Counsel of
               the Registrant, as to the legality of the securities being registered.
     12        Computation of ratio of earnings to fixed charges, filed as
               Exhibit 12 to the Form S-3 and incorporated herein by reference.

     23.1      Consent of Arthur Andersen LLP, independent auditors.
     23.2*     Consent of Mark J. Ohringer, Esq. (contained in his opinion filed as Exhibit 5 hereto).
     24*       Power of Attorney (included on the signature page hereof).
     99.1*     Form of Letter of Transmittal for Exchange Preferred Stock.
     99.2*     Form of Notice of Guaranteed Delivery for Exchange Preferred Stock.
     99.3*     Form of Letter to Clients.
     99.4*     Form of Letter to The Depository Trust Company and other Registered Holders.
     99.5*     Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.

--------

*Previously filed as part of this Registration Statement.

  (b) FINANCIAL STATEMENT SCHEDULES.

    None.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON THE 10TH OF DECEMBER, 1997.

                                          Heller Financial, Inc.

                                                           *
                                          By: _________________________________
                                                     Richard J. Almeida
                                                Chairman and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 10, 1997.

         SIGNATURE AND TITLE                       SIGNATURE AND TITLE

               *                                         *
_____________________________________     _____________________________________
         Richard J. Almeida                          Tsutomu Hayano
  Chairman, Chief Executive Officer                     Director
  (Principal Executive Officer) and
              Director

                                                         *

                                          _____________________________________
                                                       Mark Kessel
               *
_____________________________________                   Director
           Atsushi Takano

              Director
                                                         *

                                          _____________________________________
                                                     Masahiro Sawada
               *
_____________________________________                   Director
          Yukihiko Chayama

              Director
                                                         *

                                          _____________________________________
                                                    Michael J. Litwin
               *
_____________________________________                   Director
           Kenichi Tomita
              Director

         SIGNATURE AND TITLE                       SIGNATURE AND TITLE

               *                                         *
_____________________________________     _____________________________________
         Dennis P. Lockhart                          Hideo Nakajima
              Director                                  Director

               *                                         *
_____________________________________     _____________________________________
         Lauralee E. Martin                         Kenichiro Tanaka
   Executive Vice President,Chief                       Director
   Financial Officer and Director
    (Principal Financial Officer)

                                                         *
                                          _____________________________________

                                                    Lawrence G. Hund
               *
_____________________________________     Senior Vice President and Controller
          Takeshi Takahashi                  (Principal Accounting Officer)
              Director

               *
_____________________________________
             Osamu Ogura
              Director

    /s/ Mark J. Ohringer

*By: ___________________________
        Mark J. Ohringer
        Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                          EXHIBIT
  -------                         -------
 23.1      Consent of Arthur Andersen LLP, independent auditors.